Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS

MERIDIAN, Idaho (January 31, 2008) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2007 of fiscal year 2008.

Quarter Highlights:

•                  Revenues were $203.4 million for the quarter ended December 31, 2007, approximately 26% higher than revenues for the same period in fiscal year 2007.

•                  Net income increased approximately 2% to $4.7 million, or $0.38 per diluted share, for the quarter ended December 31, 2007, compared to $4.6 million, or $0.39 per diluted share, for the quarter ended December 31, 2006.  Rebates were approximately $1.0 million less than anticipated due to a recent disagreement with a key vendor over the amount of rebate dollars that were expected during the quarter under their program.  We believe we will receive these rebate dollars over the balance of our fiscal year 2008.

•                  Selling, general and administrative expenses (“SG&A”) as a percentage of revenues were 10.5% for the quarter ended December 31, 2007, compared to 11.0% for the same period in the prior year.

•                  Our internet sales to independent veterinary practices and producers grew by approximately 39% and our pharmacy sales grew by approximately 40% for the quarter ended December 31, 2007, compared to the same period in the prior year.

•                  We opened our thirteenth distribution center in October 2007.  The new distribution center, which is located in Edwardsville, Kansas, provides up to 105,000 square feet and allows us to expand in the Midwestern United States.

•                  We added seven field sales representatives and eleven telesales representatives during the quarter ended December 31, 2007.  We finished the quarter with 170 field sales representatives and 128 telesales representatives.

•                  We acquired substantially all of the assets of Tri V Services, Inc. (“Tri V”) in October 2007 for approximately $5.1 million, including approximately $4.6 million in cash and 12,692 shares of restricted common stock valued at the time of issuance at approximately $505,000.  Based near Detroit, Michigan, Tri V expanded our customer base with additional focus on veterinary emergency clinics and ophthalmology specialists.

Total revenues grew approximately 26% to $203.4 million for the quarter ended December 31, 2007, compared to $161.0 million for the quarter ended December 31, 2006.  Revenue growth was partially influenced by price increases by two of our largest vendors which were effective

January 1, 2008, creating greater demand particularly for production animal products later in the quarter.  In the prior year, these same two vendors announced their price increases effective February 1, 2007, which had the effect of delaying sales until the quarter ended March 31, 2007.  Revenues attributable to new customers represented approximately 42% of the growth in total revenues during the quarter ended December 31, 2007.  Revenues attributable to existing customers represented approximately 58% of the growth in total revenues during the quarter ended December 31, 2007.  Commissions grew approximately 73% to $2.9 million for the quarter ended December 31, 2007 compared to $1.7 million for the quarter ended December 31, 2006.  The growth in commissions was partially due to incentives which were achieved in the quarter ended December 31, 2007.

Gross profit increased by approximately 16% to $29.8 million for the quarter ended December 31, 2007, from $25.7 million for the quarter ended December 31, 2006.  Gross profit as a percentage of total revenues was 14.6% for the quarter ended December 31, 2007 compared to 16.0% for the quarter ended December 31, 2006.  The reduced gross margin percentage was due to reduced rebates as a percentage of revenues and increased sales of lower-margin production animal products.  Vendor rebates for the quarter ended December 31, 2007 decreased approximately $767,000, compared to the quarter ended December 31, 2006.  Rebates were approximately $1.0 million less than anticipated due to a recent disagreement with a key vendor over the amount of rebate dollars that were expected during the quarter under their program.  We believe we will receive these rebate dollars over the balance of our fiscal year 2008.

Operating income increased approximately 3% to $7.7 million for the quarter ended December 31, 2007 from $7.5 million for the quarter ended December 31, 2006.  SG&A as a percentage of revenues decreased to 10.5% for the quarter ended December 31, 2007 from 11.0% for the quarter ended December 31, 2006 as a result of our 26% growth in revenues.  The dollar increase in SG&A was primarily due to increased compensation costs as a result of additional headcount of 89 team members, including 33 new field sales and telesales representatives.

Income tax expense increased approximately 19% to $3.3 million, or an effective tax rate of 41.0% for the quarter ended December 31, 2007 compared to $2.7 million, or an effective tax rate of 37.4% for the quarter ended December 31, 2006.  The change in the effective tax rate is a result of an increase in our estimated state income tax rate, which was revised as a result of our FASB Interpretation No. 48 (“FIN 48”) analysis.  We adopted FIN 48 effective October 1, 2007.

Net income increased approximately 2% to $4.7 million for the quarter ended December 31, 2007, compared to $4.6 million for the quarter ended December 31, 2006.  Diluted earnings per share were $0.38 and $0.39 per share for the quarter ended December 31, 2007 and 2006, respectively.

Jim Cleary, President and Chief Executive Officer, commented on the quarter’s results:  “We had strong revenue growth during the quarter and we continued to stay focused on our value-added services, hiring sales representatives, distribution center and technology investments, acquisitions and expense control.  Additionally, we have negotiated improved contracts with key vendors for 2008.  We remain focused on our mission to become the best resource to the veterinary profession by delivering superior value, efficiency and innovation.”

Business Outlook

The Company reaffirms its previous estimates for the fiscal year ending September 30, 2008, revenues will grow approximately 16% from $710 million in fiscal year 2007 to approximately $825 million, and diluted earnings per share will be approximately $1.62 per share.  The Company has increased its estimate of its effective tax rate to approximately 39% for the balance of fiscal year 2008.

Conference Call

The Company will be hosting a conference call on January 31, 2008 at 11:00 a.m. eastern standard time to discuss these results and its business outlook in greater detail.  Participants can access the conference call by dialing (877) 397-0292 and international callers can access the conference by dialing (719) 325-4929.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 13, 2008 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 1124128 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited — Dollars and shares in thousands, except per share amounts)

	Quarter Ended December 31,
Condensed Consolidated Statements of Income	2007	2006
Revenues	$203,361	$161,045
Cost of product sales	173,576	135,296
Gross profit	29,785	25,749
Selling, general and administrative expenses	21,303	17,694
Depreciation and amortization	747	569
Operating income	7,735	7,486
Interest expense	(51)	(269)
Other income	286	135
Income before taxes	7,970	7,352
Income tax expense	(3,270)	(2,748)
Net income	$4,700	$4,604
Net income per share — diluted	$0.38	$0.39
Weighted average common shares outstanding — diluted	12,296	11,860

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2007	2007
Assets
Cash	$62	$8,599
Receivables, net	117,595	111,676
Inventories	114,772	94,623
Prepaid expenses and other current assets	1,821	2,362
Deferred income taxes	712	518
Total current assets	234,962	217,778

Property and equipment, net	8,950	9,206
Goodwill	34,608	32,964
Intangibles, net	7,596	5,014
Other assets, net	2,221	2,232
Total Assets	$288,337	$267,194

Liabilities
Line-of-credit	$244	$—
Accounts payable	112,768	98,724
Accrued expenses	9,238	7,693
Current portion of long-term debt	97	97
Total current liabilities	122,347	106,514

Deferred income taxes	409	474
Long-term debt	195	195
Other long-term liabilities	249	—

Stockholders’ Equity	165,137	160,011

Total Liabilities and Stockholders’ Equity	$288,337	$267,194